Exhibit 10.1

PLACEMENT AGENT AGREEMENT

February 25, 2010

Wells Timberland REIT, Inc.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

Attention: Kevin D. Race

Dear Mr. Race:

This letter agreement (this “Agreement”) confirms the terms of our agreement pursuant to which Wells Timberland REIT, Inc. (the “Company”) has engaged VISCARDI AG (the “Placement Agent”) to act as the Company’s placement agent in connection with one or more sales by the Company to the Purchasers (as defined below) identified by the Placement Agent to the Company (each, a “Transaction” and together the “Transactions”) of up to 10,362,694 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price of $9.65 per share pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and to provide ongoing account maintenance and administrative services (the “Engagement”).

1.	Appointment and Acceptance.

a.	The Company hereby appoints the Placement Agent to serve as the Company’s placement agent in connection with the Transactions and to provide ongoing account maintenance and administrative services, as defined in Annex I, with respect to the Purchasers. The Placement Agent accepts such appointment, subject to the terms and conditions of this Agreement.

b.	The Placement Agent agrees that in its capacity as placement agent hereunder it will use its reasonable efforts to identify potential purchasers (collectively, the “Purchasers”) for the Shares and assist the Company in effecting a Transaction. In no event shall the Placement Agent be obligated to purchase the Shares or any other equity or debt securities of the Company or its affiliates for its own account or for the account of its affiliates or customers.

c.	In connection with this appointment, the Placement Agent shall, to the extent appropriate and requested to by the Company: (i) assist the Company in structuring the financial aspects of the Transaction; (ii) identify and contact selected potential Purchasers of the Shares and furnish them, on behalf of the Company, with copies of the Private Placement Memorandum (as defined hereinafter); (iii) with respect to the Purchasers conduct all sales and marketing activities with respect to the Transactions in accordance with the terms of this Agreement and Regulation S under the Securities Act; and (iv) with respect to the period following the consummation of a Transaction and to the Purchasers, provide on-going account maintenance and administrative services, as defined in Annex I.

d.	The Placement Agent shall provide to the Company or its agents a list of potential Purchasers that it expects to solicit in connection with a proposed Transaction. The Company shall grant the Placement Agent exclusivity with respect to the Purchasers, i.e. the Company will neither directly nor indirectly (e.g. via a third party) without the prior written approval of the Placement Agent contact the Purchasers with respect to the Transactions. The list of potential Purchasers shall be attached as Annex II to this Agreement. Annex II may be amended from time to time upon mutual agreement (in writing or by fax) between the Company and the Placement Agent.

e.	The Company acknowledges and agrees that the Placement Agent has been retained solely to provide the advice or services set forth in this Agreement. The Company understands that the Placement Agent is not undertaking to provide any legal, accounting or tax advice in connection with this Agreement or the Transaction. The Placement Agent shall not be responsible for the underlying business decision of the Company to effect a Transaction or for the advice or services provided by any of the Company’s other advisors, agents or contractors, including, without limitation, the Company’s structuring agent for the Transactions. The Company shall be solely responsible for the commercial assumptions on which any advice provided by the Placement Agent is based.

2.	Coordination. In order to facilitate the effective coordination of the Transaction process, each party agrees to keep the other party apprised of any discussions or negotiations regarding a potential Transaction.

3.	Information.

a.	In connection with the Engagement, the Company shall make available to the Placement Agent all information reasonably requested by it for the purpose of its Engagement and will provide the Placement Agent reasonable access to officers, directors, employees, accountants, counsel and other representatives (“Representatives”) of the Company.

b.	The Company will prepare and furnish the Placement Agent with the private placement memorandum and/or other offering documents used in connection with the placement of the Shares contemplated hereby (as such private placement memorandum or other documents may be amended or supplemented and including any information incorporated therein by reference, the “Private Placement Memorandum”). The Company will be solely responsible for the contents of the Private Placement Memorandum and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective Purchaser of the Shares, provided that (i) such materials are prepared by the Company or (ii) the Company has approved the use of such materials in writing. The Company authorizes the Placement Agent to provide the Private Placement Memorandum to prospective Purchasers of the Shares via physical delivery and/or via an electronic delivery system. If at any time prior to the completion of the offer and sale of the Shares or the closing date of any such sale an event occurs as a result of which the Private Placement Memorandum (as then supplemented or amended) would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify the Placement Agent of such event and will disseminate (or cause to be disseminated) to such prospective Purchasers who have received the Private Placement Memorandum a supplement or amendment to the Private Placement Memorandum which corrects such statement(s) or omission(s).

4.

Confidentiality. The Placement Agent shall treat as confidential all nonpublic information (“Information”) regarding the Company provided to it by the Company or its representatives during the Term of this Agreement and will not disclose any information to a third party other than in connection with the performance of the Engagement without the prior written approval of the Company, except as required by judicial or regulatory process or expressly by applicable law. The term “Information” does not include information which (i) is or becomes generally available to the public, (ii) was available on a non-confidential basis prior to its disclosure to the Placement Agent in connection with the performance of the Engagement or (iii) becomes available from a third-party source not known by the Placement Agent to owe a duty of confidentiality to the Company with respect to such information. Prior to disclosing any Information to a Purchaser, to the extent such Purchaser has not previously entered into a confidentiality agreement with respect to such Information, the Placement Agent will obtain an executed Confidentiality Agreement from such Purchaser in the form attached hereto as Exhibit A.

5.	Fees.

a.	The Company or its structuring agent shall pay the Placement Agent to an account designated by the Placement Agent two monthly retainer fees (the Retainer Fees) in an amount of EUR 20,000 each plus value added taxes, if applicable. The Retainer Fees are intended to cover, among other things, travel and other out of pocket expenses incurred by the Placement Agent as related to sales and marketing efforts for 15 potential investors that will be identified by the Placement Agent and approved by the Company or its structuring agent. The first retainer fee shall be due and payable upon signature of this Agreement, the second retainer fee four (4) weeks after signature of this Agreement.

b.	The Company shall pay the Placement Agent a transaction fee of $0.25 per share of Common Stock purchased by a Purchaser in each Transaction (the “Transaction Fee”) payable upon the closing of each such Transaction (each a “Closing”) whether or not the funds payable by a Purchaser are drawn down immediately or a delayed takedown is secured. Each Transaction Fee shall be paid in cash by wire transfer of an amount in U.S. Dollars to an account designated by the Placement Agent at least three days prior to such Closing.

c.

The Company shall pay the Placement Agent an annual fee of $0.02 per share of Common Stock purchased by a Purchaser in each Transaction (the “Annual Fee,” and together with the Transaction Fee, the “Placement Fee”) payable on December 31st of each year, in consideration of the Placement Agent’s ongoing account maintenance and administrative services provided hereunder. The Annual Fee shall be paid by the Company to the Placement Agent until the earlier of (i) an Exit Scenario (as defined below), or (ii) December 31, 2018. In case of an Exit Scenario, the Placement Agent shall receive the remaining annual fees that would be due and payable until December 31, 2018 in one single payment.

d.	For the avoidance of doubt, (i) neither the Transaction Fee nor the Annual Fee shall be paid by the Company to the Placement Agent with respect to any purchases made through the Company’s unregistered dividend reinvestment plan and (ii) no Annual Fee shall be paid by the Company to the Placement Agent for any shares redeemed through the Company’s unregistered share redemption plan.

e.	Under certain conditions the Placement Agent may determine to waive all or a portion of the Placement Fee in connection with each Transaction, in which case the purchase price for such Shares for the investor shall be reduced by a corresponding amount. No Placement Fees will be waived unless jointly agreed to and approved by the Company. The waiver, however, shall only have an impact on the purchase price payable by an investor. The Placement Agent shall nevertheless be entitled to the Transaction Fee and Annual Fee in accordance with sec. 5 b and c of this Placement Agent Agreement.

f.	The Placement Agent may allow, and any such dealer may reallow, all or a portion of the Transaction Fee to certain other dealers.

g.	For purposes of this Agreement, an “Exit Scenario” shall mean:

i.	the listing of the Common Stock on an exchange (as defined in the Exchange Act), or

ii.	the sale, transfer or other disposition (whether in one or a series of transactions) of all or a majority of the assets or capital stock of the Company, any merger, consolidation, business combination, joint venture, partnership, spin-off, reverse spin-off, split-off or other similar transaction involving the Company, or any recapitalization, restructuring or liquidation of the Company or any other form of transaction or disposition that results in the effective sale, transfer or other disposition of a majority of the principal business or operations of the Company.

h.	In connection with any sales of Shares, the Company shall establish a third party escrow account to be managed and maintained by the Company’s structuring agent for the Transactions (the “Escrow Account”). The Company shall require each Purchaser of Shares to deposit payment for such Shares (in immediately available funds) into the Escrow Account within five business days of the date such Purchaser delivers a properly executed subscription agreement substantially in the form attached hereto as Exhibit B (each, a “Subscription Agreement”) to the Company. Upon instructions from the Company’s structuring agent, all funds comprising the Escrow Account, less the applicable Placement Fees, shall be remitted to the Company.

6.	Term. The Placement Agent’s Engagement hereunder may be terminated at any time by either the Placement Agent or the Company upon thirty (30) days’ prior written notice thereof to the other party (the period prior to any such termination being referred to herein as the “Term”). Unless the Company terminates the Engagement for a material breach by the Placement Agent of its obligations or a representation or warranty hereunder (“Cause”), the Placement Agent will continue to be entitled to the full Transaction Fee provided for herein in the event that at any time prior to the expiration of 12 months after any such termination the Company or any of its affiliates consummates, or enters into an agreement providing for, a Transaction that is subsequently consummated with a Purchaser identified to the Company by the Placement Agent. In the event the Company terminates the Engagement for Cause, the Placement Agent shall not be entitled to any Placement Fee following the date of such termination. Notwithstanding anything else to the contrary in this Agreement, this Engagement shall terminate (a) with respect to the Placement Agent’s obligation to assist the Company in identifying Purchasers for the Shares and in effecting a Transaction, upon the conclusion of the offering and (b) with respect to its ongoing account maintenance and administrative services, upon the earlier to occur of (i) an Exit Scenario (as defined above), or (ii) December 31, 2018, unless otherwise terminated as provided for herein.

7.

Expenses. Except as otherwise provided herein, each party shall each bear its own legal, accounting and other costs and expenses in connection with this Agreement and the Transactions contemplated hereby which are incurred by that party based on its activities hereunder. The Company or its structuring agent for the Transactions shall be responsible for all legal, accounting, tax, and related fees and expenses, including, without limitation, those costs and expenses incurred in connection with the preparation of the Private Placement Memorandum and marketing and advertising incurred by the Company or the structuring agent in connection with the road show for the Transactions. The Placement Agent shall be responsible for its own expenses incurred in connection with the Transactions, including, without limitation, legal and accounting review of the transaction documents, any additional due diligence review the Placement Agent determines is necessary, and all ongoing account maintenance and administrative services, as well as any other expenses it determines are necessary to incur in connection with the Transactions. The Company or its structuring agent shall reimburse the Placement Agent for the costs of the production of sales and marketing materials, including investor subscription kits, as related to the promotion of the Transactions, , provided, however, that the Company or its structuring agent has approved those costs and materials prior to their production and accrual. The Company or its structuring agent shall also reimburse the Placement Agent for out of pocket travel and other expenses incurred by the Placement Agent as related to sales and marketing efforts that are not otherwise covered by the Retainer Fees. Notwithstanding the foregoing, nothing contained in this Section 7 shall modify or limit the Company’s obligations to indemnify, contribute to or reimburse the expenses of a Placement Agent Party (as defined below) pursuant to the section of this Agreement entitled “Indemnification.”

8.	Exemption from Registration: Restrictions on Offer and Sales of Shares. It is understood that the offer and sale of the Shares will be exempt from the registration requirements of the Securities Act pursuant to Regulation S thereof (“Regulation S”). Neither the Company nor the Placement Agent will directly or indirectly, take any action, including, without limitation, make any offer or sale of Shares if, as a result, the offer and sale of Shares contemplated hereby would fail to be entitled to the exemption from the registration requirements of the Act provided for in Regulation S of the Securities Act.

9.	Representations and Warranties of the Company. As of the date hereof, the date of each Subscription Agreement, and the date of each Closing, the Company hereby represents and warrants to the Placement Agent and, with respect to a Purchaser party to a Subscription Agreement, to such Purchaser as of the date of the Subscription Agreement, and agrees as follows:

a.	The Private Placement Memorandum (including any supplements or amendments thereto and all documents incorporated therein by reference) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

b.	All documents filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to Sections 12, 13, 14 or 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and incorporated by reference into the Private Placement Memorandum when they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the Securities Act, and the rules thereunder or the Exchange Act and the rules thereunder, as applicable.

c.	Neither the Company nor any of its affiliates (as such term is defined in Rule 405 of the Securities Act, “Affiliates”) or any person acting on its or their behalf has engaged in any “directed selling efforts” within the meaning of Rule 902(c) of Regulation S with respect to the Shares.

d.	None of the Company or its Affiliates or any person authorized to act on its or their behalf has, directly or indirectly, made any offers or sales of any security, or solicited any offers to buy, any security under circumstances that would require the registration of the Shares under the Securities Act.

e.	No registration of the Shares under the Securities Act is required for the purchase of the Shares by a Purchaser in the manner contemplated herein and in the Private Placement Memorandum.

f.

The Company (x) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Private Placement Memorandum, and to enter into and perform its obligations under this Agreement and each Subscription Agreement, and (y) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries (as defined below) taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

g.	The capital stock of the Company conforms in all material respects to the description thereof contained in the Private Placement Memorandum; the outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable; the Shares have been duly and validly authorized, and, when issued and delivered to and paid for by a Purchaser pursuant to this Agreement and each Subscription Agreement, will be fully paid and nonassessable; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Shares; and, except as set forth in the Private Placement Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Common Stock or ownership interests in the Company are outstanding; and all offers and sales of Common Stock prior to the date hereof were at all relevant times duly registered under the Securities Act or were exempt from the registration requirements of the Securities Act and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or blue sky laws.

h.	The statements in the Private Placement Memorandum, when read together with the documents incorporated by reference therein, under the headings “Legal Proceedings,” “Transfer Restrictions,” “Risk Factors—The Shares are Subject to a Voting Agreement,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings. The Shares conform in all material respects to the respective statements relating thereto contained in the Private Placement Memorandum.

i.	To the Company’s knowledge, there are no material transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid by the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the issuance by the Company or sale and delivery by the Company of the Shares.

j.	This Agreement and each applicable Subscription Agreement has been duly authorized, executed and delivered by the Company and constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights and general principles of equity, and except as to rights to indemnity and contribution thereunder as may be limited by applicable law or policies underlying such law.

k.	No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein and in each Subscription Agreement, other than such as will be made or obtained under the Securities Act, and those the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

l.	In the event of a liquidation of the Company, a sale or merger of the Company, a sale of all or substantially all of the Company’s assets, or the listing of the Company’s Common Stock on a national securities exchange, the Shares will have the same rights, privileges and preferences as those rights, privileges and preferences of the shares of Common Stock purchased by the Company’s other stockholders, except (i) as described in this Agreement; (ii) as described in the Private Placement Memorandum; and (iii) with respect to any limitations as may be imposed under German law.

m.	No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that could reasonably be expected to have (i) a material adverse effect on the performance of this Agreement or any Subscription Agreement or the consummation of any of the transactions contemplated hereby or thereby or (ii) a Material Adverse Effect, except as set forth in or contemplated in the Private Placement Memorandum.

n.	The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened, except those violations or actions, suits or proceedings that could not reasonably be expected to have a Material Adverse Effect.

o.	Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, which the Company knows to be for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

p.	The statistical and market-related data included in the Private Placement Memorandum are based on or derived from sources that the Company believes to be reliable and accurate.

10.	Placement Agent Representations and Warranties. As of the date hereof, the date of each Subscription Agreement, and the date of each Closing, the Placement Agent hereby represents and warrants to the Company, and agrees as follows:

a.	This Agreement has been duly authorized, executed and delivered by the Placement Agent and constitutes a legally valid and binding obligation of the Placement Agent, enforceable against the Placement Agent in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights and general principles of equity, and except as to rights to indemnity and contribution thereunder as may be limited by applicable law or policies underlying such law.

b.

The Placement Agent is aware that the Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to U.S persons except in accordance with Rule 903 of Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. The Placement Agent will not offer, solicit offers to purchase, sell or arrange for the offer or sale of any Shares to Purchasers except in privately negotiated transactions that will not require registration of the Shares under the Act. Terms used in the first sentence of this subsection (a) have the meanings given to them by Regulation S.

c.	The Placement Agent has not offered or sold or and will not arrange for the offer or sale of the Shares except in an offshore transaction (i) complying with Rule 903 of Regulation S under the Act with Purchasers who will provide to the Placement Agent and to the Company a letter in the form set out in the Subscription Agreement and (ii) complying with all applicable laws of Germany.

d.	The Placement Agent represents and agrees that the Placement Agent and each of its Affiliates has not entered, and will not enter into any contractual arrangement with respect to the distribution of the Shares except with the prior written consent of the Company.

e.	Neither the Placement Agent, nor any of its Affiliates, nor any person acting on any of their behalf, has engaged, or will engage, in any form of general solicitation or general advertising in connection with any offer or sale of the Shares.

f.	Neither the Placement Agent nor any or its Affiliates, nor any person acting on any of their behalf, has engaged or will engage in any “directed selling efforts” within the meaning of Regulation S under the Act with respect to the Shares.

g.	The Placement Agent will deliver, in written or electronic form to each Purchaser of Shares, a copy of the Private Placement Memorandum, as amended, or supplemented at the date of such delivery.

h.	The Placement Agent will exercise reasonable care to ensure that the purchasers of the Shares are not underwriters within the meaning of Section 2(11) of the Act, and that sales to purchasers will comply with Regulation S.

i.	The Placement Agent will comply at all times with the applicable laws of Germany in conducting the Transaction.

11.	Covenants of the Company. In connection with all offers and sales of the Shares:

a.	The Company will not, and will not permit any of its Affiliates, nor any person acting on its or their behalf, to engage in any directed selling efforts within the meaning of Regulation S with respect to the Shares.

b.	The Company will exercise reasonable care to ensure that the purchasers of the Shares are not underwriters within the meaning of Section 2(11) of the Act, and that sales to purchasers will comply with Regulation S.

c.	The Company shall cause to be furnished to the Placement Agent at each closing of a sale of Shares copies of the executed Subscription Agreements, together with any other documents that may be required hereunder.

12.	Covenants of Placement Agent. In connection with its services hereunder, the Placement Agent agrees that:

a.	The Placement Agent will not, and will not permit any of its Affiliates, nor any person acting on its or any of their behalf, to engage in any directed selling efforts within the meaning of Regulation S with respect to the Shares.

b.	The Placement Agent will exercise reasonable care to ensure that the Purchasers of the Shares are not underwriters within the meaning of Section 2(11) of the Act, and that sales to purchasers will comply with Regulation S.

c.	Prior to the completion of any Transaction, the Placement Agent shall use its best efforts to obtain from each Purchaser and deliver to the Company a Regulatory Compliance Requirements Questionnaire, a form of which is attached hereto as Exhibit C to the extent such information has not already been provided to the Company.

d.	The Placement Agent shall deliver to each Purchaser on behalf of the Company the Form of Notice to Stockholders of Issuance of Uncertificated Shares of Common Stock, as mandated by Maryland General Corporation Law, substantially in the form attached hereto as Exhibit D.

e.	To the extent any Purchaser shall own 10% or more of the Company’s voting interests following the completion of a Transaction, the Placement Agent shall use its best efforts to obtain from such Purchaser and deliver to the Company within 10 business days after the execution of this Agreement an Initial Regulatory Compliance Statement, substantially in the form attached hereto as Exhibit E.

f.

To the extent any Purchaser shall own 10% or more of the Company’s voting interests following the completion of a Transaction, the Placement Agent shall use its best efforts to obtain from such Purchaser and deliver to the Company within 15 business days after the end of each calendar quarter ending on March 31st, June 30th, September 30th, and December 31st of each year, commencing on the last day of the quarter during which the first purchase of Shares by the Purchaser is made, a Quarterly Compliance Statement, a form of which is attached hereto as Exhibit F.

g.

To the extent any Purchaser shall own 10% or more of the Company’s voting interests following the completion of a Transaction, the Placement Agent shall use its best efforts to obtain from such Purchaser and deliver to the Company, on an annual basis, and not later than April 1st of each year, an Annual Compliance Statement, a form of which is attached hereto as Exhibit G.

h.	To the extent that the Placement Agent appoints one or more participating dealers (each a “Participating Dealer”) to solicit, as an independent contractor and not as an agent of the Placement Agent or the Company (or their respective Affiliates), persons acceptable to the Company to purchase Shares pursuant to the subscription agreement in the form attached to the Private Placement Memorandum, the Placement Agent and such Participating Dealer shall enter into a Participating Dealer Agreement, a form of which is attached hereto as Exhibit H.

13.	Indemnification.

a.

The Company will indemnify and hold harmless the Placement Agent or any of its affiliates or their respective, officers, directors, managers, employees, stockholders, partners, members, agents or Representatives (collectively, the “Placement Agent Parties”) from and against, and the Company agrees that no Indemnified Person shall have any liability to the Company or its owners, parents, affiliates, security holders or creditors for, any losses, claims, damages, expenses or liabilities (including actions or proceedings in respect thereof) (collectively, “Liabilities”)

related to, arising out of or based upon any untrue statement or any alleged untrue statement of any material fact contained in the Private Placement Memorandum or other offering document used in connection with the Transaction (as such Private Placement Memorandum or other document may be amended or supplemented and including any information incorporated therein by reference), or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective Purchaser of the Shares, or related to, arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company will not be liable in any such case to the extent that any such Liability arises out of or is based upon any such untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by the Placement Agent. The Company further agrees to indemnify each of the Placement Agent Parties and hold each of them harmless against, and the Company agrees that no Placement Agent Party shall have any liability to the Company or its owners, parents, affiliates, security holders or creditors for, any and all Liabilities, to which any Placement Agent Party becomes subject or otherwise incurs arising from, related to or in connection with this Agreement or the Engagement, except to the extent a court of competent jurisdiction has determined that such Liabilities primarily arose from the bad faith, gross negligence or willful misconduct of such Placement Agent Party in performing the services hereunder.

b.	The Placement Agent agrees to indemnify and hold harmless the Company or any its affiliates or their respective, officers, directors, managers, employees, stockholders, partners, members, agents or Representatives (collectively, the “Company Parties”) from and against, and the Placement Agent agrees that no Company Party shall have any liability to the Placement Agent or its owners, parents, affiliates, security holders or creditors for, any Liabilities related to, arising out of or based upon (i) any breach of a representation, warranty or covenant of the Placement Agent or any Participating Dealer, (ii) the bad faith, gross negligence or willful misconduct of such Placement Agent Party or any Participating Dealer in performing the services hereunder, and (iii) any untrue statement or omission or alleged omission made in the Private Placement Memorandum in reliance upon and in conformity with written information furnished to the Company by the Placement Agent.

c.	If an action, suit, or proceeding (each an “Action”) is brought against a party that may seek indemnification hereunder (an “Indemnified Party”), such Indemnified Party will promptly notify the party that may be subject to indemnification (an “Indemnifying Party”) in writing of the institution of such Action. The Indemnifying Party may assume the defense of such Action, including the employment of counsel and the payment of all expenses in connection with such Action; provided, however, that an Indemnified Party shall have the right to employ its own counsel to defend such action at the Indemnifying Party’s expense if (i) the Indemnifying Party authorizes the employment of such counsel, (ii) the Indemnifying Party has failed in its obligation to employ counsel reasonably satisfactory to the Indemnified Party to defend the Indemnified Party, or (iii) in the opinion of the Indemnified Party’s counsel, the use of the Indemnifying Party’s counsel to defend an Indemnified Party presents a conflict of interest or an Indemnified Party has one or more defenses that differ from the defenses available to the Indemnifying Party.

d.	An Indemnifying Party will not permit any settlement or compromise to include, or consent to the entry of any judgment that includes, a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party. No Indemnified Party seeking indemnification or contribution under this section of the Agreement will, without the Indemnifying Party’s prior written consent (not to be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment in any Action.

e.	If the foregoing indemnification is for any reason unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless, the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such Liability in such proportion as is appropriate to reflect the relative benefits received by the parties to the Transaction, in addition to any equitable considerations. If, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the Indemnifying Party shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and such Indemnified Party, on the other hand, in connection therewith, in addition to any equitable considerations.

f.	The parties’ obligations under this Section entitled “Indemnification” shall survive the expiration of the Term and any termination of this Agreement and shall inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Party and are in addition to any rights that any Indemnified Party may have at common law or otherwise.

14.	Public Announcements. The Placement Agent, at its option and expense and after announcement of the Transaction, may place announcements and advertisements describing the Placement Agent’s role in the Transaction and such other information as is publicly disclosed regarding the Transaction (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website on the Placement Agent’s website), subject to the Company’s prior written approval of any such announcements and advertisements, such approval not to be unreasonably withheld or delayed.

15.	Independent Contractor. In connection with this engagement, the Placement Agent is acting as an independent contractor, with obligations owing solely to the Company and not in any other capacity. Nothing in this Agreement will be construed to make the Placement Agent an agent, employee, joint venturer, partner or legal representative of the Company. The Company acknowledges and agrees that the Placement Agent has been retained solely to act as the placement agent with respect to a Transaction and that no fiduciary duty or agency relationship between the Company and the Placement Agent has been created in respect of any Transaction or the Placement Agent’s engagement hereunder, regardless of whether the Placement Agent has advised or is advising the Company on other matters.

16.	Survival; Severability.

a.	The covenants under the headings “Appointment and Acceptance,” “Coordination,” “Fee” (subject to the rights set forth herein upon a termination) and “Covenants of the Company” shall terminate upon expiration of the Term or termination of this Agreement. All other provisions of this Agreement shall survive any expiration of the Term and any termination of this Agreement indefinitely.

b.	If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be modified or invalidated.

17.	Jurisdiction; Choice of Law; Waiver of Jury Trial. All aspects of the relationship created by this Agreement or the Engagement hereunder, any other agreements relating to the Engagement hereunder and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the Engagement hereunder shall be governed by and construed in accordance with the laws of Germany, applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the courts sitting in [Berlin, Germany] and agree to venue in such courts. Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations under the section entitled “Indemnification” of this Agreement, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim or cause of action relating to or arising out of this Agreement or the Engagement hereunder is brought by or against any Placement Agent Party. THE PLACEMENT AGENT AND THE COMPANY EACH HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ENGAGEMENT HEREUNDER.

18.	Miscellaneous.

a.	This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, written or oral, relating to the subject matter of the Engagement. This Agreement may not be modified or amended or any term or provision hereof waived or discharged, except in writing signed by the party against whom such modification, amendment or waiver is sought to be enforced.

b.	This Agreement is not assignable; provided, however, that in connection with this Engagement, one or more affiliates of the Placement Agent may perform a portion or all of the services to be provided hereunder and, to the extent requested by the Placement Agent, the Company will pay a portion or all of the fees payable to the Placement Agent hereunder to such affiliate. Except as contemplated in the Section entitled “Indemnification”, this Agreement is not intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company). Without limiting the foregoing, all provisions hereof shall be binding on and applicable to any successor to the assets and/or business of the Company.

c.	Heading titles are for descriptive purposes only and do not control or alter the meaning of this Agreement as set forth in the text.

d.	The Company acknowledges and agrees that the Placement Agent and its affiliates may be engaged in a broad range of transactions involving interests that differ from those of the Company and that the Placement Agent has no obligation to disclose such interests and transactions or any information relating thereto to the Company. The Placement Agent will be free to conduct business with others, including with competitors of the Company, in undertakings similar to this Engagement. The obligations of the Placement Agent hereunder are intended solely for the benefit of the Company, and the Placement Agent does not have any obligation to any person other than the Company.

e.

The Placement Agent is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and financial advisory services. In the ordinary course of business, the Placement Agent and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and any other company that may be involved in the matters contemplated by this agreement. In addition, the Placement Agent and its affiliates and certain of their respective employees, as well as certain private equity funds associated or affiliated with the Placement Agent in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments, in or otherwise finance a wide variety of companies, including prospective purchasers and their respective affiliates. With respect to any securities, financial instruments and/or investment so held by the Placement Agent or any of its affiliates or customers, all rights in respect of such securities, financial instruments and investments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

[Signatures on the following page(s).]

If the foregoing correctly sets forth the understanding and agreement between the Placement Agent and the Company, please so indicate in the space provided for the purpose below, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

By:	/s/ F.W. Gobel
Name: F.W. Gobel
Title: Chief Executive Officer

By:	/s/ Barbara Thatig
Name: Barbara Thatig
Title: Chief Operating Officer

Accepted and agreed as of the date first written above:

WELLS TIMBERLAND REIT, INC.

By:	/s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Executive Vice President, Secretary and Treasurer

WELLS GERMANY, GMBH.

By:	/s/ David Rueckel
Name: David Rueckel
Title: Managing Director